As filed with the Securities and Exchange Commission on September 21, 2007.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIERRA BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	33-0937517
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

86 North Main Street

Porterville, California 93257

(559) 782-4900

(Address, including Zip Code, and Telephone Number, including Area Code,

of Registrant’s Principal Executive Offices)

2007 STOCK INCENTIVE PLAN

(Full Title of the Plan)

James C. Holly

President and Chief Executive Officer

Sierra Bancorp

86 North Main Street

Porterville, California 93257

(559) 782-4900

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

With a copy to:

Nikki Wolontis, Esq.

King, Holmes, Paterno & Berliner, LLP

1900 Avenue of the Stars

25th Floor

Los Angeles, California 90067

(310) 551-7411; (310) 556-4487 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,500,000	$28.29	$42,435,000	$1,302.75

[1]

Based solely on the number of shares of common stock, without par value per share, of Sierra Bancorp (the “Registrant”) reserved for issuance upon exercise of options granted or to be granted pursuant to the 2007 Stock Incentive Plan (the “Plan”). In addition to such shares, this Registration Statement covers an undetermined number of shares of common stock of the Registrant that, by reason of certain events specified in the Plan, may become issuable upon exercise of options through the application of certain anti-dilution provisions.

[2]

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), pursuant to which a total of 1,500,000 shares of the Registrant’s common stock that may be acquired upon exercise of options granted or to be granted are deemed to be offered at $28.29 per share, the average of the high and low prices of the Registrant’s common stock as reported by The Nasdaq Global Select Market on September 17, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with the Securities and Exchange Commission.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with the Securities and Exchange Commission.

Note: The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents and information heretofore filed with the Commission by the Registrant are incorporated by reference in this registration statement:

1. The description of the Registrant’s Common Stock contained in Item 8 of the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 14, 2002, including all amendments or reports filed for the purpose of updating such description.

2. The Form S-4 Registration Statement of the Registrant filed with the Securities and Exchange Commission on January 4, 2001.

3. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006.

4. The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

5. The Registrant’s Form 8-K Current Reports filed with the Securities and Exchange Commission on January 8, 2007 concerning certain compensatory arrangements with the Company’s directors and executive officers; on January 23 and July 25, 2007 concerning earnings releases; on February 21, 2007 concerning the Registrant’s Amended and Restated Bylaws and 2007 Stock Incentive Plan; on March 16, 2007 concerning the Registrant’s 2007 Stock Incentive Plan; and on June 16, 2007 concerning an agreement with Elan Financial Services (“Elan”) to sell its consumer and commercial credit card accounts and to have Elan continue to issue credit cards branded with the Bank of the Sierra name.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the end of the fiscal quarter ended March 31, 2007 and prior to the date of the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated be reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom a Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Kenneth R. Taylor, Executive Vice President and Chief Financial Officer, 86 North Main Street, Porterville, California 93257. Telephone requests may be directed to (559) 782-4900.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Item 4. “Indemnification of Directors and Officers” of Part II of the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on January 4, 2001, including all amendments or reports filed for the purpose of updating such information, is hereby incorporated by reference in this registration statement.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1

2007 Stock Incentive Plan (filed as Exhibit 1 to the definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on

April 27, 2007 and incorporated herein by reference)

5	Opinion of King, Holmes, Paterno & Berliner

23.1	Consent of King, Holmes, Paterno & Berliner (included in Exhibit 5)

23.2	Consent of Vavrinek, Trine, Day & Co., LLP

24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Porterville, State of California, on September 20, 2007.

SIERRA BANCORP

/s/ James C. Holly
By:	James C. Holly
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Holly, Morris A. Tharp and Kenneth R. Taylor, and each of them, as his attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Holly James C. Holly	President, Chief Executive Officer and Director	September 20, 2007

/s/ Kenneth R. Taylor Kenneth R. Taylor	Executive Vice President and Chief Financial Officer	September 20, 2007

/s/ Morris A. Tharp Morris A. Tharp	Chairman of the Board	September 20, 2007

/s/Alert L. Berra Albert L. Berra	Director	September 20, 2007

/s/ Robert L. Fields Robert L. Fields	Director	September 20, 2007

/s/ Vincent L. Jurkovich Vincent L. Jurkovich	Director	September 20, 2007

/s/ Robert H. Tienken Robert H. Tienken	Director	September 20, 2007

/s/ Gordon T. Woods Gordon T. Woods	Director	September 20, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

2007 Stock Incentive Plan (filed as Exhibit 1 to the definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 27, 2007 and incorporated herein by reference)

5	Opinion of King, Holmes, Paterno & Berliner

23.1	Consent of King, Holmes, Paterno & Berliner (included in Exhibit 5)

23.2	Consent of Vavrinek, Trine, Day & Co., LLP

24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)